SUPPLEMENT No. 1 DATED May 24, 2010 (To Prospectus dated May 10, 2010)	Rule 424(b)(3) Registration No. 333-165973

NEURALSTEM, INC.

5,163,956
Common Shares

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus, dated May 10, 2010 (“Prospectus”), of Neuralstem, Inc. (”Company) as well as all prior supplements thereto. This supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and all supplements thereto. The Prospectus relates to the resale of up to 5,163,956 shares of our common stock by the selling shareholders identified therein.

The information attached to this Supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

See “Risk Factors” beginning on page 3 of the prospectus dated May 10, 2010, for risk factors and information you should consider before you purchase shares.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the prospectus, as well as the other information contained in this supplement and the prospectus. This supplement and the prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this supplement and the prospectus.

SELLING SHAREHOLDERS

The Company has been by notified that the securities issued to selling shareholder, Apex Investment Fund, Ltd, should have been issued in the name of Apex Investment Holdings, Ltd.  Accordingly, the Selling Shareholder table is being amended with regard to shares previously registered to Apex Investment Fund, Ltd. As follows:

	Common Shares Beneficially Owned Before Sale (1)				Common Shares Owned After Sale (2)
	Securities Owned		% of class	Shares being registered	Amount	% of Class
Apex Investment Holdings Ltd. -- 8(i)	790,000	8(ii)	1.84%	220,000	570,000	1.33%

*           Less than 1%

(8)
(i)  Susan Fairhurst as Director of Apex Investment Holdings, Ltd. has dispositive power with respect to the securities to be offered for resale.  (ii)  Includes: (a)  220,000 Replacement Warrants, and (b) 570,000 common shares.